Exhibit 10.4

Execution Version

CREDIT AGREEMENT

Dated as of December 2, 2014

among

QEP MIDSTREAM PARTNERS, LP,

as the Borrower

and

QEP FIELD SERVICES, LLC,

as the Lender

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5.16	Compliance with Laws and Material Agreements	35
5.17	Taxes	35
5.18	OFAC	35
5.19	Insurance	35

Article VI. AFFIRMATIVE COVENANTS		36

6.01	Books, Financial Statements and Reports	36
6.02	Other Information and Financial Records; Inspections	37
6.03	Notice of Material Events	37
6.04	Maintenance of Properties	38
6.05	Maintenance of Existence and Qualifications	38
6.06	Payment of Obligations	38
6.07	Insurance	38
6.08	Compliance with Law	38
6.09	Use of Proceeds	39
6.10	Subordination of Intercompany Indebtedness	39

Article VII. NEGATIVE COVENANTS		39

7.01	Indebtedness	39
7.02	Limitation on Liens	40
7.03	Sale Lease-back Transactions	40
7.04	Line of Businesses	41
7.05	Investments	41
7.06	Material Subsidiaries and Immaterial Subsidiaries; Unrestricted Subsidiaries	42
7.07	Mergers, Consolidations and Sales of All or Substantially All Assets	43
7.08	Transactions with Affiliates	43
7.09	Restrictive Agreements	43
7.10	ERISA	44
7.11	Dispositions of Property	44
7.12	Swap Contracts	44
7.13	Financial Covenants	45
7.14	Restricted Payments	45
7.15	Negative Pledge on Pipeline Real Property	45
7.16	Modification, Terminations, etc. of Certain Other Indebtedness, Agreements and Organization Documents	45
7.17	Fiscal Year	46
7.18	Certain Covenants Pertaining to Rendezvous Gas	46

Article VIII. EVENTS OF DEFAULT AND REMEDIES		46

8.01	Events of Default	46
8.02	Remedies upon Event of Default	48
8.03	Application of Funds	48

Article IX. MISCELLANEOUS		49

9.01	Amendments, Etc.	49
9.02	Notices; Electronic Communications	49
9.03	No Waiver; Cumulative Remedies; Enforcement	50
9.04	Expenses; Indemnity; Damage Waiver	50
9.05	Payments Set Aside	51
9.06	Successors and Assigns	51
9.07	Confidentiality	52
9.08	Set-off	52
9.09	Interest Rate Limitation	53

ii

9.10	Counterparts	53
9.11	Integration	53
9.12	Survival of Representations and Warranties	53
9.13	Severability	53
9.14	Governing Law	54
9.15	Waiver of Right to Trial by Jury	54
9.16	No Advisory or Fiduciary Responsibility	55
9.17	Electronic Execution of Assignments and Certain Other Documents	55
9.18	USA PATRIOT Act Notice	55
9.19	ENTIRE AGREEMENT	55

SCHEDULES

SCHEDULE 5.09	Labor Disputes and Acts of God
SCHEDULE 5.12	Subsidiaries and Equity Investments
SCHEDULE 5.19	Insurance
SCHEDULE 7.05	Investments on the Closing Date
SCHEDULE 9.02	Certain Addresses for Notices

EXHIBITS

EXHIBIT A:	Form of Loan Notice
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Compliance Certificate

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of December 2, 2014, among QEP MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Borrower”) and QEP FIELD SERVICES, LLC, a Delaware limited liability company (the “Lender”).

The Borrower has requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means a Permitted Acquisition or any other acquisition of any assets by the Borrower or a Restricted Subsidiary that is not prohibited by this Agreement.

“Acquisition Period” means the period from and after a Qualifying Acquisition to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Qualifying Acquisition occurred; provided, that during any Acquisition Period, no additional Acquisition Period shall commence, nor shall such Acquisition Period be extended by any subsequent Qualifying Acquisition until the current Acquisition Period shall have terminated and the Borrower shall be in compliance with Section 7.13.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” means this Agreement.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.01:

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Spread for Eurodollar Loans	Applicable Margin for Base Rate Loans
1	< 3.00:1.00	1.750%	0.750%
2	> 3.00 and < 3.50:1.00	2.000%	1.000%
3	> 3.50 and < 4.00:1.00	2.250%	1.250%
4	> 4.00	2.500%	1.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect on the Closing Date shall be determined based upon Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.07(b).

“Asset Sale” means (a) the sale, transfer or other disposition (by way of merger or otherwise) of any Equity Interests by the Borrower or any Restricted Subsidiary, including the issuance of Equity Interests by any Restricted Subsidiary, to any Person other than the Borrower or a Wholly Owned Restricted Subsidiary and (b) the sale, transfer or other disposition (by way of merger or otherwise) of any other property or assets by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Wholly Owned Restricted Subsidiary (in each case other than any Disposition permitted under clauses (a) through (h) of Section 7.11).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitment pursuant to Section 2.04, and (c) the date of termination of the Commitment pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as set forth in The Wall Street Journal as the United States “prime rate”, and (c) the Eurodollar Rate for a one month Interest Period for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in such rate published by The Wall Street Journal shall take effect at the opening of business on the day of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or Colorado and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Casualty Event” means any loss of or damage to or destruction of, or any condemnation or other taking of, any property of the Borrower or a Restricted Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01.

“Code” means the Internal Revenue Code of 1986.

“Commercial Operation Date” means the date on which a Material Project achieves commercial operation.

“Commitment” means the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed $500,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means (a) when used with reference to a Subsidiary of a Person, a Subsidiary of such Person the financial statements of which are (or should be) consolidated with the financial statement of such Person in accordance with GAAP, and (b) when used with respect to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means:

“Consolidated EBITDA of the Borrower” means, for any period, an amount equal to Consolidated Net Income of the Borrower plus (a) the following to the extent deducted in calculating such Consolidated Net Income of the Borrower: (i) Consolidated Interest Charges for such period, (ii) Federal, state, local and foreign income taxes payable for such period, (iii) depreciation, depletion and amortization expense, (iv) any extraordinary losses (including losses on sales of assets outside of the ordinary course of business), and (v) unrealized losses under Swap Contracts, plus (b) the amount of cash dividends and other distributions actually received during such period by the Borrower and Restricted Subsidiaries from (i) Specified Non-Wholly Owned Subsidiaries, (ii) Unrestricted Subsidiaries and (iii) Joint Ventures, minus (c) the following to the extent included in calculating such Consolidated Net Income of the Borrower: (i) Consolidated Net Income of Specified Non-Wholly Owned Subsidiaries and any amounts added pursuant to clauses (a)(i) through (v) of this definition that are attributable to Specified Non-Wholly Owned Subsidiaries, (ii) Consolidated Net Income of Unrestricted Subsidiaries and any amounts added pursuant to clauses (a)(i) through (v) of this definition that are attributable to Unrestricted Subsidiaries, (iii) any amount included in Consolidated Net Income that is attributable to Joint Ventures and any amounts added pursuant to clauses (a)(i) through (v) of this definition that are attributable to Joint Ventures, (iv) Federal, state, local and foreign income tax credits for such period, (v) all non-cash items increasing Consolidated Net Income for such period, (vi) gains on sales of assets outside the ordinary course of business, and (vii) unrealized gains under Swap Contracts.

“Consolidated EBITDA” of any Person other than the Borrower means, for any period, an amount equal to Consolidated Net Income of such Person and its Consolidated Subsidiaries plus (a) the following to the extent deducted in calculating the Consolidated Net Income of such Person: (i) Consolidated Interest Charges for such period, (ii) Federal, state, local and foreign income taxes payable for such period, (iii) depreciation, depletion and amortization expense, (iv) any extraordinary losses (including losses on sales of assets outside of the ordinary course of business), and (v) unrealized losses under Swap Contracts, plus the following, to the extent not included in Consolidated Net Income (b) the amount of cash dividends and other distributions actually received during such period by such Person and its Consolidated Subsidiaries from Joint Ventures minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, (iii) gains on sales of assets outside the ordinary course of business, and (vi) unrealized gains under Swap Contracts.

Unless otherwise specifically stated herein, references to “Consolidated EBITDA” shall mean “Consolidated EBITDA of the Borrower”.

In the calculation of Consolidated EBITDA of the Borrower, Consolidated Net Income of the Borrower, and the other items in clauses (a), (b) and (c) of the calculation above, shall be adjusted with respect to Non-Wholly Owned Subsidiaries to reflect the Borrower’s pro rata ownership interest therein. In the calculation of Consolidated EBITDA, Consolidated Net Income, and the other items in clauses (a), (b) and (c) of the calculation above, shall be adjusted with respect to Non-Wholly Owned Subsidiaries to reflect such Person’s pro rata ownership interest therein.

For purposes of calculating Consolidated EBITDA of the Borrower or Consolidated EBITDA, as applicable:

(1) Consolidated EBITDA of the Borrower, and Consolidated EBITDA, for any relevant period shall be calculated to give pro forma effect to any Acquisition and any Disposition of assets, in each case for a purchase price or sale price, as the case may be, equal to $10,000,000 or more, consummated at any time after the first day of the relevant period as if each such Permitted Acquisition and each such Disposition had occurred on the first day of such period, provided that any such pro forma adjustments shall be (A) calculated by the Borrower in good faith, (B) supported by reasonably detailed calculations presented by the Borrower together with the Compliance Certificate for the applicable period, and (C) subject to the approval of the Lender (such approval not to be unreasonably withheld or delayed);

(2) Consolidated EBITDA of the Borrower, and Consolidated EBITDA, for the first twelve months subsequent to the Closing Date shall be calculated on an annualized 365 day basis for the number of days actually elapsed since the Closing Date until the date of determination; and

(3) If the Borrower or a Restricted Subsidiary undertakes a Material Project, then Consolidated EBITDA of the Borrower may include, at the Borrower’s option, a Material Project Consolidated EBITDA Adjustment for such Material Project, subject to Lender’s review and approval of each component of such Material Project Consolidated EBITDA Adjustment, provided that: (A) no such additions shall be allowed with respect to any Material Project unless: (y) not later than 15 days (or such lesser period as is acceptable to the Lender) prior to the delivery of any Compliance Certificate required by Section 6.01(a) or 6.01(b) to the extent Material Project Consolidated EBITDA Adjustments will be made to Consolidated EBITDA, the Borrower shall have delivered to the Lender written pro forma projections of Consolidated EBITDA attributable to such Material Project, and (z) prior to the date such Compliance Certificate is required to be delivered, the Lender shall have approved such projections (such approval not to be unreasonably withheld or delayed) and shall have received such other information and documentation as the Lender may reasonably request, all in form and substance reasonably satisfactory to the Lender, and (B) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower for such period (which total actual Consolidated EBITDA of the Borrower shall be determined without including any Material Project Consolidated EBITDA Adjustments).

“Consolidated Funded Debt” means the aggregate of the Indebtedness of the Borrower, and its Restricted Subsidiaries (other than Specified Non-Wholly Owned Subsidiaries) described in clauses (a), (b), (d), (e), (f) and (g) (other than Indebtedness consisting of Guarantees in respect of net obligations under any Swap Contract permitted under this Agreement) of the definition of Indebtedness in Section 1.01, on a consolidated basis after elimination of intercompany items. Notwithstanding the foregoing, Indebtedness of a Restricted Subsidiary (other than Specified Non-Wholly Owned Subsidiaries) that is not Wholly Owned by the Borrower shall be included in Consolidated Funded Debt only to the extent of the Borrower’s proportional interest therein, unless such Indebtedness is recourse to the Borrower or any Restricted Subsidiary, in which case the full amount of such Indebtedness that is recourse to the Borrower or such Restricted Subsidiary shall be included in the calculation of Consolidated Funded Debt.

“Consolidated Interest Charges” for a Person means, for any period, the sum of the following for such Person and its Consolidated Subsidiaries (a) all interest, premium payments, amortization or write-off of debt discount, fees, charges, issuance costs and commissions and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters ending on such date to (b) Consolidated Interest Charges of the Borrower and its Restricted Subsidiaries for the period of four consecutive fiscal quarters ending on such date.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA of the Borrower for the period of the four consecutive fiscal quarters ending on such date.

“Consolidated Net Income” of any Person means, for any period, consolidated net income of such Person and its Consolidated Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period; provided that Consolidated Net Income of any Person for any period shall exclude the net income (but not loss) of any Subsidiary thereof to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person is not at the time permitted by operation of the terms of its Organization Documents, Contractual Obligation (other than pursuant to this Agreement) or applicable law, or is otherwise restricted or prohibited.

“Consolidated Net Tangible Assets of the Borrower” means at any date of determination, the total amount of Consolidated assets of the Borrower and the Restricted Subsidiaries (other than Specified Non-Wholly Owned Subsidiaries) after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt) of the Borrower and the Restricted Subsidiaries (other than Specified Non-Wholly Owned Subsidiaries); and (b) the value of all goodwill, trade names, trademarks, patents and other like intangible assets (other than assets of Specified Non-Wholly Owned Subsidiaries), all as set forth on the Consolidated balance sheet of the Borrower. For the avoidance of doubt, Consolidated Net Tangible Assets of the Borrower excludes all amounts attributable to the assets of Specified Non-Wholly Owned Subsidiaries and Unrestricted Subsidiaries, but includes all equity investments in Specified Non-Wholly Owned Subsidiaries and Unrestricted Subsidiaries.

“Consolidated Senior Secured Funded Debt” means, as of any date of determination, all Consolidated Funded Debt that is secured by a Lien on any assets of the Borrower or any Restricted Subsidiary (other than Specified Non-Wholly Owned Subsidiaries).

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Funded Debt as of such date to (b) Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters ended on such date.

“Consolidated Total Assets” means:

“Consolidated Total Assets of the Borrower” means, as of any date of determination, the total assets of Borrower and the Restricted Subsidiaries (other than Specified Non-Wholly Owned Subsidiaries) determined in accordance with GAAP, as set forth on the Consolidated balance sheet of the Borrower prepared in accordance with GAAP. For the avoidance of doubt, Consolidated Total Assets of the Borrower excludes all amounts attributable to the assets of Specified Non-Wholly Owned Subsidiaries and Unrestricted Subsidiaries, but includes all equity investments in Specified Non-Wholly Owned Subsidiaries and Unrestricted Subsidiaries.

“Consolidated Total Assets” of a Person other than the Borrower means, as of any date of determination, the total assets of such Person and its Consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the Consolidated balance sheet of such Person and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate for Eurodollar Loans) otherwise applicable to such Loan plus 2% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the six months after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time earlier to the six months after the latest Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary thereof directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”, “equity interests” and “equity securities” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. The term Equity Interests shall also include other securities or instruments that have both debt and equity features.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available) (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum specified in The Wall Street Journal for Dollars two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which the Lender acquires such interest in the Loan or Commitment and (c) Taxes attributable to the Lender’s failure to comply with Section 3.01(e).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the “federal funds rate” specified in The Wall Street Journal on such day.

“Finance Subsidiary” means a direct Wholly Owned Subsidiary of the Borrower that (a) (i) is formed solely to be a co-issuer, jointly and severally, with the Borrower, of any senior unsecured notes of the Borrower and (ii) has nominal assets and conducts no business operations or (b) (i) engages in no material business other than (x) lending funds to the Borrower or a direct or indirect Wholly Owned Subsidiary of the Borrower, and (y) activities incidental to the foregoing, and (ii) has no Indebtedness other than to the Borrower.

“Financial Covenants” means the covenants contained in Section 7.13.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means QEP Midstream Partners GP, LLC, a Delaware limited liability company, general partner of the Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” has the meaning set forth in the definition of “ Secured Hedge Agreement.”

“Immaterial Subsidiary” means any Subsidiary designated by the Borrower pursuant to Section 7.06 as an Immaterial Subsidiary, if and for so long as (a) such Subsidiary does not have (i) Consolidated assets in excess of 5% of Consolidated Total Assets of the Borrower or (ii) Consolidated EBITDA for the four fiscal quarters ending on the most recent Quarter-End Date that accounts for more than 5% of Consolidated EBITDA of the Borrower for such period, and (b) such Immaterial Subsidiary, together with all other Subsidiaries designated by the Borrower as Immaterial Subsidiaries, (i) does not have Consolidated assets exceeding 10% of the Consolidated Total Assets of the Borrower and (ii) does not have Consolidated EBITDA for the four fiscal quarters ending on the most recent Quarter-End Date that accounts for more than 10% of Consolidated EBITDA of the Borrower for such period.

A Subsidiary will not be an Immaterial Subsidiary to the extent that any of the required terms set forth in clauses (a) or (b) of this paragraph is not satisfied, and if a Subsidiary that has been designated by the Borrower as an Immaterial Subsidiary ceases to satisfy any of such terms, from and after the date that it ceases to satisfy any such terms, such Subsidiary shall cease to be an Immaterial Subsidiary and shall be a Material Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;.

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.07.

“Initial Financial Statements” means the unqualified audited combined financial statements of the Borrower for the fiscal year ended December 31, 2013 and the unqualified unaudited combined financial statements of the Borrower for the period from January 1, 2014 to September 30, 2014.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning, of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date (a) one week, or one, two or three months thereafter, or (b) upon consent of the Lender, twelve months thereafter, in any case as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a line of business. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means an entity, other than a Subsidiary, in which the Borrower owns directly or indirectly five percent (5%) or more of any class of ownership interests. As of the Closing Date, the only Joint Venture is Three Rivers Gathering, L.L.C.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Acquisition” means the acquisition by TLLP of 100% of the Equity Interests of the Lender pursuant to the Lender Acquisition Agreement.

“Lender Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated as of October 19, 2014, by and between QEP Field Services Company and TLLP.

“Lender Funding Source Requirements” means (i) any requirement under the Lender Funding Source Documents that, as a condition to TLLP providing the financing for the Lender’s Loans to Borrower under this Agreement after the closing of the Lender Acquisition, the Borrower and its Subsidiaries execute joinders to the Lender Funding Source Documents and (ii) after giving effect to such joinders, the obligations and covenants of the Borrower and its Subsidiaries under such Lender Funding Source Documents.

“Lender Funding Source Documents” means the credit agreements, security agreements, guarantees and indentures set forth on Schedule 1.1.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Note and each other document executed and delivered by the Borrower or a Subsidiary in connection therewith that is designated as a Loan Document therein.

“Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Material Adverse Effect” means (a) a material adverse effect on the property, business, operations, liabilities, condition (financial or otherwise) or operating results of (x) the Borrower and the Restricted Subsidiaries taken as a whole or (y) the Borrower and its Restricted Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its material obligations under any Loan Document, or (c) a material impairment of any right or remedy of or benefit available to the Lender under any Loan Document.

“Material Agreement” means any agreement or contract to which the Borrower or any Restricted Subsidiary is a party, which, if terminated or cancelled (other than an expiration in accordance with its terms), would reasonably be expected to result in a Material Adverse Effect.

“Material Project” means any capital project of the Borrower or any Restricted Subsidiary the cost of which is reasonably expected by the Borrower to exceed, or exceeds, $10,000,000.

“Material Project Consolidated EBITDA Adjustment” means:

(i) prior to the Commercial Operation Date of such Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Lender (such approval not to be unreasonably withheld or delayed) as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on projected revenues from customer contracts relating to such Material Project, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors reasonably deemed appropriate by the Lender), which may, at the Borrower’s option (subject to Lender’s review and approval (such approval not to be unreasonably withheld or delayed) of each component of such Material Project Consolidated EBITDA Adjustment), be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(ii) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Lender as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (i) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date).

“Material Subsidiary” means, at any time, each of the following: (a) QEP Gathering I, LLC, (b) Rendezvous Gas, and (b) each other Subsidiary that is not an Immaterial Subsidiary at such time.

“Maturity Date” means August 14, 2018.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means

(a) with respect to any Asset Sale or Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of:

(i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable by the Borrower in connection with such sale),

(ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or Casualty Event or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold or transferred in such Asset Sale or Casualty Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);

(iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold or transferred within 90 days of such Asset Sale or Casualty Event (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale or Casualty Event, such cash proceeds shall constitute Net Cash Proceeds);

(iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Permitted Lien on the properties sold or transferred in such Asset Sale or Casualty Event and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and

(v) in the case of a Casualty Event, all reasonable costs and expenses incurred in connection with the collection of proceeds, awards or other compensation in respect of a Casualty Event;

provided, however, that, if the Borrower shall deliver a certificate of a Responsible Officer to the Lender not later than the seventh Business Day following the receipt by the Borrower or any Restricted Subsidiary of such cash proceeds setting forth the Borrower’s intent to reinvest (or to cause its Restricted Subsidiaries to reinvest) such proceeds in productive assets of a kind then used or usable in the business of the Borrower or any Restricted Subsidiary (or 100% of the Equity Interests of any entity that shall become a Restricted Subsidiary hereunder that owns such productive assets) within 360 days of receipt of such proceeds and in each case such proceeds are used for such reinvestment within such 360 day period (or, if committed to be so used within such period, are so reinvested within a further 180 days thereafter) and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and

(b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Wholly Owned” when used with respect to a Subsidiary, means a Subsidiary that is not Wholly Owned.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether such Obligations are direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed solely as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, as amended (“Pension Act”), Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432, and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means the acquisition by the Borrower or a Restricted Subsidiary of assets of a Person constituting a line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (each such Person being referred to herein as the “Acquired Entity”); provided that (a) at the time of such acquisition (i) both immediately before and after giving effect thereto, no Default shall have occurred and be continuing; and (ii) immediately before and after consummating such acquisition, the Borrower shall be in Pro Forma Compliance with the Financial Covenants.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b) Investments in commercial paper maturing within twelve months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve months from the date of acquisition thereof issued or guaranteed by or placed with, and demand, savings and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, at least 95% of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Liens” means:

(a) statutory Liens for taxes, assessments and governmental charges, statutory mechanics’, materialmen’s, carriers’, workman’s and warehousemen’s Liens, and other similar statutory Liens, provided that in each case under this subparagraph (a), such Liens secure only indebtedness, liabilities and obligations which are not delinquent for a period of more than 60 days or which are being contested by appropriate proceedings and for which adequate reserves are provided on the books of the Borrower or the applicable Restricted Subsidiary;

(b) Liens on the office facilities of the Borrower and Restricted Subsidiaries;

(c) Liens to secure the Obligations;

(d) Liens on any property or asset existing prior to the acquisition thereof pursuant to an Acquisition by the Borrower and Liens on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date if such Liens exist prior to the time such Person becomes a Restricted Subsidiary, provided that (i) such Liens secure only Indebtedness permitted by Section 7.01(c), (ii) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (iii) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary, (iv) such Liens shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, and any Permitted Refinancing Indebtedness in respect of the foregoing, and (v) such Liens may not cover any Pipeline Real Property other than Pipeline Real Property acquired after the Closing Date pursuant to an Acquisition;

(e) (i) pledges of cash and cash equivalents incurred or deposits made to secure obligations (other than Indebtedness) under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business, or deductibles, self-insurance, insurance premiums, co-payment, coinsurance, retention and similar obligations to providers of insurance in respect of such obligations in the ordinary course of business; and

(ii) pledges of cash and cash equivalents to secure the obligations of the Borrower and/or one or more of its Restricted Subsidiaries with respect to Swap Contracts permitted by this Agreement, provided that the aggregate amount of cash and cash equivalents encumbered by Liens permitted by this clause (e)(ii) shall not exceed at any time $25,000,000;

(f) encumbrances consisting of easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Real Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines and distribution lines, or otherwise imposed by law or arising in the ordinary course of business that do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impair the use of such property by the Borrower or such Restricted Subsidiary in the operation of its business and which do not in any case materially detract from the value of the property subject thereto;

(g) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Indebtedness) and surety bonds;

(h) Liens securing Indebtedness of the Borrower and/or one or more Restricted Subsidiaries permitted by Section 7.01(b) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset and (iv) such Liens may not cover any Pipeline Real Property other than Pipeline Real Property acquired after the Closing Date pursuant to an Acquisition;

(i) the interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens with respect to judgments which do not result in an Event of Default under Section 8.01(h);

(k) Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the FRB and no such deposit account is intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(l) (i) Liens on Equity Interests in an Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary (or its parent company that is an Unrestricted Subsidiary) that is non-recourse to the Borrower and the Restricted Subsidiaries and (ii) Liens on Equity Interests in a Joint Venture, owned by the Borrower or Restricted Subsidiary, that are in favor of the other holders of Equity Interests in such Joint Venture to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the joint venture agreement governing such joint venture;

(m) Liens constituting earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(n) Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only related to the leased property), other than in connection with capital leases and sale and leaseback transactions;

(o) Liens securing Indebtedness of the Borrower and/or one or more Restricted Subsidiaries, which Liens are not otherwise permitted by clauses (a) through (m) above, provided that (x) the aggregate outstanding principal amount of the Indebtedness of the Borrower and its Restricted Subsidiaries secured thereby, when added to the aggregate principal amount of Indebtedness permitted by Section 7.01(j) (without duplication), does not exceed at any time an amount equal to the greater of $20,000,000 and 3% of Consolidated Net Tangible Assets of the Borrower, and (y) no such Liens shall encumber Pipeline Real Property; and

(p) after the closing of the Lender Acquisition, Liens securing Guarantees pursuant to Lender Funding Source Requirements.

“Permitted Refinancing Indebtedness” means Indebtedness issued in exchange for, or proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing

Indebtedness), provided, that (i) the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being Refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced; (iii) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lender as those contained in the documentation governing the Indebtedness being Refinanced; (iv) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced; and (v) at the time of incurrence of such Permitted Refinancing Indebtedness, no Event of Default shall have occurred and be continuing.

“Permitted Unsecured Indebtedness” means Indebtedness permitted by Section 7.01(e).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Real Property” shall mean all easements, rights of way, and other Real Property or other interests therein comprising any part of the pipelines, including transmission pipelines and gathering pipelines, of the Borrower or any Subsidiary, or upon which any part of such transmission and/or gathering pipelines has been built, passes over or through or which is used in or reasonably necessary for the operation thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Forma Compliance” means, on any date (the “Determination Date”) when used in connection with the Financial Covenants, that the Borrower is in compliance with the covenant levels set forth in Section 7.13 as of the most recent Quarter-End Date, in each case calculated on a pro forma basis to give effect to (i) Indebtedness as of such date of determination and any incurrence of Indebtedness on the Determination Date and (ii) any Acquisition occurring after such Quarter-End Date, in each case, as if such events had occurred on the first day of the four fiscal quarter period ended on such Quarter-End Date.

“QEPM Gathering” means QEPM Gathering I, LLC, a Delaware limited liability company.

“Qualified Notes Offering” means issuance by the Borrower of unsecured Indebtedness that satisfies the requirements of Section 7.01(e) and the gross proceeds of which equal $200,000,000 or more.

“Qualifying Acquisition” shall mean any Acquisition by the Borrower or a Restricted Subsidiary for a purchase price in excess of $50,000,000.

“Quarter-End Date” means the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available to the Borrower or for which financial statements are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Registration Statement” means the Registration Statement on Form S-1, under the Exchange Act, of the Borrower filed with the SEC on May 9, 2013 as amended from time to time prior to the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s partners, directors, officers, employees, agents, trustees and advisors.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Rendezvous Gas” means Rendezvous Gas Services, L.L.C., a Delaware limited liability company.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” of a Person means the chairman of the board, chief executive officer, president or chief financial officer of such Person (or, in the case of a partnership, of its general partner). Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. Unless otherwise specifically stated herein, references to “Responsible Officer” shall mean “Responsible Officer of the Borrower”.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/ Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions /SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Non-Wholly Owned Subsidiary” means each of Rendezvous Gas, for so long as Rendezvous Gas is a Non-Wholly Owned Subsidiary of the Borrower.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the counterparties to such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $25,000,000.

“TLLP” means Tesoro Logistics LP, a Delaware limited partnership.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Immaterial Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to a notice given to the Lender pursuant to Section 7.06. If at any time a Subsidiary that has been designated as an Unrestricted Subsidiary becomes a Material Subsidiary, from and after such time, such Subsidiary will cease to be an Unrestricted Subsidiary and shall be a Restricted Subsidiary as provided in Section 7.06(c)(iv). As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Wholly Owned”, when used with respect to a Subsidiary of a Person, means that all of the Equity Interests of such Subsidiary are directly or indirectly (through one or more Wholly Owned Subsidiaries) owned by such Person, excluding directors’ qualifying shares that are required to be held by directors under applicable law.

“Withholding Agent” means the Borrower and the Lender.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The terms “include”, “includes” “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The words “asset” and “property” (and plural forms thereof) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and Equity Interests.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(e) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio, covenant in respect of Indebtedness or other requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENT AND BORROWINGS

2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) in Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Lender. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Lender shall make the requested Loan available to the Borrower by wire transfer of such funds or as otherwise agreed to by the Lender.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

(d) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03 Prepayments.

(a) Optional. The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory.

(i) If for any reason the Total Outstandings at any time exceed the Commitment then in effect, the Borrower shall immediately prepay or repay all outstanding Loans in an aggregate amount equal to such excess.

(ii) To the extent that the aggregate amount of Net Cash Proceeds of Asset Sales and Net Cash Proceeds of Casualty Events received by the Borrower and its Restricted Subsidiaries in a fiscal year exceeds five percent (5%) of Consolidated Net Tangible Assets of the Borrower as of the end of the most recently ended fiscal year, the Borrower shall apply an amount equal to 100% of such excess Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.03(b)(iv).

(iii) In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 7.01) the Borrower shall within three Business Day following the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.03(b)(iv).

(iv) Mandatory prepayments under this Section 2.03(b) shall be applied to outstanding Loans with no corresponding permanent reduction of the Commitments.

(v) Prepayments of Loans under this Section 2.03 shall be subject to Section 3.05, and, to the extent interest is required to be paid pursuant to Section 2.06(c), shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

2.04 Termination or Reduction of Commitment. The Borrower may, upon notice to the Lender, terminate the Commitment or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.05 Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the election of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) At the election of the Lender, while any Event of Default exists, the Borrower shall pay interest on the amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. In the event of any repayment or prepayment of any Loan other than a Base Rate Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under Section 2.06(b) or under Article VIII.

2.08 Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Loans in addition to such accounts or records. The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.09 Payments Generally.

(a) All payments to be made by the Borrower hereunder or under any other Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s office (or as otherwise specified by the Lender) in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower hereunder or under any other Loan Document shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or it will obtain the funds for any Loan in any particular place or manner.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes.

Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall to the extent permitted by applicable Laws be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall jointly and severally indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lender; Tax Documentation. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans of the Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Change in Law shall

(i) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting to or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(c) Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of the Closing Date. The obligation of the Lender to fund the initial Borrowing hereunder is subject to satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent:

(a) The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer to the extent required to be executed, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(i) executed counterparts of this Agreement, in the number requested by the Lender;

(ii) a Note executed by the Borrower in favor of the Lender if requested by the Lender;

(b) There shall not have occurred since December 31, 2013 any event or condition that has had or would reasonably expected to have, either individually or in the aggregate, a material adverse effect on the business, assets, financial condition, or operations of the Borrower and its Subsidiaries, taken as a whole.

(c) Except as disclosed in the Registration Statement, there is no litigation, arbitration or governmental investigation, proceeding or inquiry as to which there is a reasonable possibility of an adverse determination which (i) would reasonably be expected to have a Material Adverse Effect or (ii) which seeks to prevent, enjoin or delay the funding of the initial Borrowings.

(d) The Borrower shall have terminated, or cause to be terminated, all lender and letter of credit issuer commitments under the Credit Agreement dated as of August 14, 2013 among QEP Midstream Partners Operating, LLC, as borrower, the Borrower, as parent guarantor, Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties thereto, as amended, and shall have repaid (or substantially concurrently with the satisfaction of the other conditions precedent to the initial Borrowing shall repay on the Closing Date) all loans and other amounts owed under such Credit Agreement.

The Lender shall notify the Borrower of the Closing Date, and such notice shall be conclusive and binding.

4.02 Conditions to all Borrowings. The obligation of the Lender to honor any Loan Notice (other than a Loan Notice requesting only the conversion of Loans from one Type to another or the continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished by the Borrower to the Lender under or in connection with this Agreement, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02(a) the representations and warranties contained in Section 5.06(b) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist or would result from such proposed Borrowing.

(c) The Lender shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.01 No Default. No event has occurred and is continuing which constitutes a Default.

5.02 Organization and Good Standing. The Borrower and each of its Material Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. The Borrower and each of its Material Subsidiaries is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.03 Authorization. The Borrower has duly taken all necessary corporate action to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to borrow funds hereunder.

5.04 No Conflicts or Consents. The execution and delivery by the Borrower of the Loan Documents to which it is a party, the performance of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the Organization Documents of the Borrower, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon the Borrower, (b) result in the acceleration of any material Indebtedness owed by the Borrower, or (c) result in or require the creation of any Lien upon any assets or properties of the Borrower, except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents, no material consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by the Borrower of any Loan Document to which it is a party or to consummate any transactions contemplated by the Loan Documents.

5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of the Borrower that is a party thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights or by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.06 Financial Statements.

(a) The Initial Financial Statements (i) fairly present, in all material respects, the financial position of the Borrower at the respective dates thereof and the results of operations and consolidated cash flows of the Borrower for the respective periods thereof, and (ii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof that are required to be disclosed under GAAP. The Initial Financial Statements were prepared in accordance with GAAP.

(b) Beginning with the initial delivery of the financial information required under Section 6.01(a) and Section 6.01(b), the financial information delivered by the Borrower pursuant to such Sections (i) was prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly presents, in all material respects, the Borrower’s Consolidated financial condition as of the date thereof and the results of operations for the period covered thereby, subject, in the case of interim statements, to the absence of footnotes and to normal year-end adjustments.

(c) Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, a Material Adverse Effect.

5.07 Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by the Borrower to the Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact known to the Borrower (other than industry-wide risks normally associated with the types of businesses conducted by the Borrower) necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made, provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results). There is no fact known to the Borrower (other than industry-wide risks normally associated with the types of businesses conducted by the Borrower) that has not been disclosed by the Borrower to the Lender in writing which would reasonably be expected to have a Material Adverse Effect.

5.08 Litigation. Except as disclosed in the Registration Statement, there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of the Borrower threatened, against the Borrower and/or one or more Subsidiaries before any Governmental Authority which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against the Borrower or any Subsidiary which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.09 Labor Disputes and Acts of God. Except as disclosed on Schedule 5.09, neither the business nor the properties of the Borrower or any Material Subsidiary has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The Borrower and each ERISA Affiliate has fulfilled its obligations under the Pension Funding Rules with respect to each Pension Plan, except to the extent that such noncompliance would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under the Pension Funding Rules in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.

5.11 Environmental and Other Laws. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.

5.12 Borrower’s Subsidiaries; Equity Investments. As of the Closing Date, the Borrower does not have (a) any Subsidiaries other than those disclosed on Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by the Person indicated on Schedule 5.12, or (b) any equity investment in any other entity other than those disclosed on Schedule 5.12.

5.13 Title to Properties; Licenses. The Borrower and each Material Subsidiary has good title to, or valid leasehold interests in, its properties and assets material to its business, except for any failure, defect or other matter that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect. The property of the Borrower and each Material Subsidiary material to the conduct of its business is free and clear of all Liens other than Permitted Liens. The Borrower and each Material Subsidiary possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are reasonably necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and neither the Borrower nor any Material Subsidiary is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.14 Government Regulation.

(a) Neither the Borrower nor any Subsidiary is engaged, or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan will be used for purchasing or carrying margin stock or for any purpose which violates the provision of Regulation T, U or X of the FRB.

(b) Neither the Borrower nor any Subsidiary is subject to regulation under any Law which regulates the incurring by such Person of Indebtedness. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or regulated by, The Investment Company Act of 1940.

5.15 Solvency. The Borrower and its Subsidiaries on a Consolidated basis, are Solvent.

5.16 Compliance with Laws and Material Agreements. The Borrower and each Restricted Subsidiary is in compliance with (a) all Laws applicable to it or its property or assets and (b) all Material Agreements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.17 Taxes. The Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, are disclosed on the financial statements of the Borrower and, if required by GAAP, for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.18 OFAC. Neither the Borrower nor any Subsidiary (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) is a Sanctioned Person or (iv) has more than 10% of its assets in Sanctioned Countries. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.19 Insurance. Schedule 5.19 sets forth an accurate description of all insurance maintained by the Borrower and Restricted Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the full and final payment of the Obligations (other than contingent Obligations for which no claim has been made) and termination of the Commitment:

6.01 Books, Financial Statements and Reports. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in which full and correct entries in conformity with GAAP consistently applied shall be made of financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries. The Borrower will furnish the following statements and reports to the Lender and at the Borrower’s expense:

(a) Within five (5) Business Days after the date required to be delivered to the SEC, but no later than ninety-five (95) days after the end of each fiscal year, complete consolidated financial statements of the Borrower together with all notes thereto, which shall be prepared in reasonable detail in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with an unqualified opinion based on an audit using generally accepted auditing standards, by an independent certified public accountant of nationally recognized standing, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated balance sheet as of the end of such fiscal year and consolidated statements of earnings, of cash flows, and of changes in shareholders’ equity for such fiscal year, each setting forth in comparative form the corresponding figures for the preceding fiscal year. On the date of delivery of such financial statements to the Lender, the Borrower will furnish to the Lender a Compliance Certificate signed by a Responsible Officer of the Borrower stating that such financial statements fairly present, in all material respects, the financial condition of the Borrower, stating that such Person has reviewed the Loan Documents, containing all calculations required to be made to show compliance or non-compliance with the Financial Covenants, containing the information required by Section 6.01(d) and further stating that there is no condition or event at the end of such fiscal year or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

(b) Within five (5) Business Days after the date required to be delivered to the SEC, but no later than fifty (50) days after the end of each of the first three fiscal quarters of the Borrower, starting with the fiscal quarter ending September 30, 2013, the Borrower’s consolidated balance sheet and income statement as of the end of such fiscal quarter and a consolidated statement of cash flows for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition, the Borrower will, together with each such set of financial statements, furnish a Compliance Certificate signed by a Responsible Officer of the Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that such Person has reviewed the Loan Documents, containing the calculations required to be made to show compliance or noncompliance with the provisions of the Financial Covenants, containing the information required by Section 6.01(d) and further stating that there is no condition or event at the end of such fiscal quarter or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

(c) Promptly upon their becoming available, the Borrower shall provide copies of all registration statements, periodic reports and other statements and schedules filed by the Borrower with any securities exchange, the SEC or any similar Governmental Authority.

(d) Each Compliance Certificate shall contain, with respect to any financial statements relating to a period during which any Specified Non-Wholly Owned Subsidiary or any Unrestricted Subsidiary is a Consolidated Subsidiary of the Borrower, a reasonably detailed reconciliation of each of the components reflected in the calculations of compliance with Financial Covenants to the corresponding amounts set forth in such financial statement.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of (i) the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02 or at http://www.sec.gov or (ii) the date on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender have access (whether a commercial or third-party website); provided that: (i) the Borrower shall deliver electronic or paper copies of such documents to the Lender if requested and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide electronic copies of the Compliance Certificates required by Sections 6.01(a) and (b) to the Lender. The Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and the Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.02 Other Information and Financial Records; Inspections. The Borrower agrees to (a) keep proper books of record and accounts as may be required or necessary to permit the preparation of financial statements in accordance with GAAP; (b) furnish to the Lender any information which the Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the businesses and operations of the Borrower and its Subsidiaries; and (c) permit, and cause its Restricted Subsidiaries to permit, representatives appointed by the Lender (including independent accountants, auditors, agents, attorneys, appraisers and any other representatives), upon reasonable prior notice, to visit and inspect during normal business hours any of the properties, to examine its books of account and other books and records, to make copies thereof, to write down and record any information such representatives obtain, and to discuss its affairs, finance and accounts with its officers, employees and independent accountants. In the absence of an Event of Default, and notwithstanding anything to the contrary in Section 9.04, the Borrower shall not be required to pay for more than one such visit in any year.

6.03 Notice of Material Events. The Borrower will promptly notify the Lender, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any event (including, without limitation, (i) any default by the Borrower or any Material Subsidiary under a Contractual Obligation, (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority affecting the Borrower or any Material Subsidiary, or (iii) the occurrence of any ERISA Event) which has had or would reasonably be expected to have a Material Adverse Effect; and

(b) the occurrence of any Event of Default.

Each notice delivered under Section 6.03(a) shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.04 Maintenance of Properties. The Borrower will, and will cause its Material Subsidiaries to, keep and maintain all property material to the conduct of its business in good, working condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Existence and Qualifications. The Borrower will maintain its legal existence and good standing under the laws of its state of organization. The Borrower (a) will cause its Material Subsidiaries to maintain their existence and good standing under the laws of the state of their organization, (b) will take, and will cause each of its Material Subsidiaries to take, all reasonable steps to maintain the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of clauses (a) and (b), any failure to maintain, preserve or qualify that would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 7.07 or (ii) a termination of such existence, good standing, rights, licenses, permits, privileges and franchises of any Material Subsidiary if the Borrower determines in good faith that such termination is in the best interest of the Borrower and would not reasonably be expected to have a Material Adverse Effect.

6.06 Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.07 Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to,

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks, including property and casualty insurance and comprehensive general liability insurance, in each case as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; and

(b) Upon request by the Lender, deliver a certificate or certificates of insurance evidencing insurance required to be maintained pursuant to this Section 6.07.

6.08 Compliance with Law.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except in such circumstances in which (a) a requirement of Law or the necessity to comply therewith is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith would not be reasonably expected to have a Material Adverse Effect.

(b) Without limiting the obligations of the Borrower under Section 6.08(a), the Borrower will, and will cause its Restricted Subsidiaries to, comply with all Environmental Laws applicable to its or their business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup as required pursuant to Environmental Laws, except, in each case with respect to this Section 6.08(b), to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.09 Use of Proceeds. The Borrower will use the proceeds of the Borrowings for working capital, capital expenditures, Acquisitions and other general corporate purposes, including distributions, not in contravention of any Law or of any Loan Document. No part of the proceeds of the Borrowings will be used, whether directly or indirectly, for any purpose that violates any of Regulations T, U or X.

6.10 Subordination of Intercompany Indebtedness. All Indebtedness to the Borrower permitted by Section 7.01(f) shall be subject to subordination provisions in form and substance reasonably satisfactory to Lender.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower covenants and agrees that until the full and final payment of the Obligations (other than contingent Obligations for which no claim has been made) and termination of the Commitment:

7.01 Indebtedness. The Borrower agrees that it will not, and will not permit any of its Restricted Subsidiaries to, in any manner owe or be liable for Indebtedness except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness (including capital lease obligations) of any one or more of the Borrower or Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this Section 7.01(b), when added to the aggregate outstanding principal amount of Indebtedness permitted by Section 7.01(c) and the Remaining Present Value of all existing leases permitted by Section 7.03, shall not at any time exceed the greater of $70,000,000 and an amount equal to 10% of Consolidated Net Tangible Assets of the Borrower;

(c) Indebtedness of any one or more of the Borrower or Restricted Subsidiaries assumed in connection with any Acquisition after the Closing Date and Indebtedness of a Person that becomes a Restricted Subsidiary after the Closing Date pursuant to an Acquisition and any Permitted Refinancing Indebtedness in respect of any of the foregoing; provided that such Indebtedness exists prior to such Acquisition and is not created in contemplation thereof, and provided further that the aggregate principal amount of Indebtedness permitted by this clause (c), when added to the aggregate principal amount of Indebtedness permitted by Section 7.01(b) and the Remaining Present Value of all existing leases permitted by Section 7.03 shall not at any time exceed the greater of $70,000,000 and an amount equal to 10% of Consolidated Net Tangible Assets of the Borrower;

(d) the Guarantee by any one or more of the Borrower or Restricted Subsidiaries of Indebtedness of any one or more of the other Restricted Subsidiaries if such Indebtedness of such other Restricted Subsidiaries was permitted to be incurred by another provision of this Section 7.01; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(e) unsecured Indebtedness of one or both of the Borrower and a Finance Subsidiary and unsecured Indebtedness of the Borrower, provided that (A) immediately prior to and after giving effect to the issuance of such Indebtedness, no Default exists, (B) such Indebtedness does not mature or require any scheduled repayment, defeasance or redemption (or sinking fund therefor) of any principal amount thereof sooner than six (6) months after the Maturity Date, (C) the indenture or other agreement governing such

Indebtedness does not contain (1) financial maintenance covenants that are more restrictive than as set forth in this Agreement, or (2) any other covenants or events of default that, taken as a whole, are more restrictive than those set forth in this Agreement, or (3) any mandatory prepayment or redemption provisions or other prepayments required as a result of a “change of control” or similar event or as a result of an asset sale, (D) such Indebtedness is not guaranteed by any Subsidiary, (E) immediately before and after giving incurring such Indebtedness, the Borrower demonstrates Pro Forma Compliance with the Financial Covenants, and (F) at the time of incurrence of such Indebtedness, a Responsible Officer certifies to the Lender as to compliance with this Section 7.01(e);

(f) Indebtedness owed to the Borrower provided that (i) any such Indebtedness shall be unsecured and (ii) such Indebtedness shall be subordinated to the Obligations pursuant to subordination terms reasonably satisfactory to the Lender;

(g) Indebtedness under Swap Contracts permitted under Section 7.12;

(h) Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(i) Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business;

(j) after the closing of the Lender Acquisition, Guarantees (or joinders thereto) of Lender Funding Source Documents pursuant to Lender Funding Source Requirements; and

(k) other Indebtedness of any one or more of the Borrower and Restricted Subsidiaries not described in subsections (a) through (i) above; provided that the aggregate outstanding principal balance of Indebtedness permitted for the Borrower and its Restricted Subsidiaries under this subsection (j), when added to the aggregate outstanding principal balance of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries secured by Liens permitted by clause (o) of the definition of “Permitted Liens” (without duplication), shall not at any time exceed an amount equal to the greater of $20,000,000 and 3% of Consolidated Net Tangible Assets of the Borrower.

7.02 Limitation on Liens. The Borrower agrees that it will not, and will not permit any of its Restricted Subsidiaries to (a) create, assume or permit to exist any Lien upon any of the properties or assets which the Borrower or such Restricted Subsidiary now owns or hereafter acquires other than Permitted Liens (subject to Section 7.15 in the case of Pipeline Real Property); or (b) allow the filing or continued existence of any financing statement describing as collateral any of its or their respective assets or property, other than financing statements which describe only collateral subject to a Lien permitted under this Section and which name as secured party or lessor only the holder of such Lien.

7.03 Sale Lease-back Transactions. The Borrower agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any arrangement pursuant to which it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless (a) such transaction is entered into by the Borrower or a Restricted Subsidiary and (b) after giving effect to such sale or transfer and the execution and delivery of such lease, the Remaining Present Value of such lease and all other existing leases previously entered into as permitted by this Section 7.03, together with the outstanding principal amount of Indebtedness permitted pursuant to Sections 7.01(b) and 7.01(c), shall not exceed the greater of $70,000,000 and an amount equal to 10% of Consolidated Net Tangible Assets of the Borrower.

7.04 Line of Businesses. The Borrower agrees that it will not, and will not permit any Restricted Subsidiaries to, engage directly or indirectly in any material line of business other than the midstream oil and gas business, and any business substantially related or incidental thereto, in the United States.

7.05 Investments.

(a) The Borrower agrees that it will not, and will not permit any of its Restricted Subsidiaries to, make, purchase, acquire or hold any Investments except:

(i) Investments existing on the Closing Date in Restricted Subsidiaries, Unrestricted Subsidiaries and in Joint Ventures, in each case, as described in Schedule 7.05;

(ii) Investments made after the Closing Date in Equity Interests in Wholly Owned Restricted Subsidiaries and in Rendezvous Gas;

(iii) Permitted Investments;

(iv) Investments constituting loans or advances permitted by Section 7.01(f);

(v) Guarantees constituting Indebtedness permitted by Section 7.01;

(vi) Investments in Swap Contracts permitted by Section 7.12;

(vii) Permitted Acquisitions;

(viii) Investments consisting of (A) extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business, (B) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in order to prevent or limit loss, and (C) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(ix) Investments made after the Closing Date in (A) Unrestricted Subsidiaries, (B) Non-Wholly Owned Subsidiaries and (C) Joint Ventures, provided that the aggregate outstanding amount of all Investments permitted for the Borrower and its Restricted Subsidiaries pursuant to this clause (a)(ix) shall not at any time exceed in the aggregate an amount equal to the greater of $50,000,000 and 7.5% of Consolidated Net Tangible Assets of the Borrower; and

(x) other Investments not permitted by the foregoing clauses in this Section 7.05, provided that the aggregate outstanding amount of all Investments permitted for the Borrower and its Restricted Subsidiaries pursuant to this clause (a)(x) shall not at any time exceed in the aggregate an amount equal to the greater of $30,000,000 and 4.0% of Consolidated Net Tangible Assets of the Borrower.

(b) [RESERVED]

7.06 Material Subsidiaries and Immaterial Subsidiaries; Unrestricted Subsidiaries.

(a) Restricted Subsidiaries. Each Subsidiary shall be a Restricted Subsidiary unless it is designated by the Borrower as an Unrestricted Subsidiary pursuant to, and meets the requirements set forth in, this Section 7.06.

(b) Material Subsidiaries; Immaterial Subsidiaries.

(i) Each Subsidiary shall be a Material Subsidiary unless it is designated by the Borrower pursuant to this Section 7.06(b) as an Immaterial Subsidiary. The Borrower may designate a Subsidiary as an Immaterial Subsidiary by written notice to the Lender, subject to compliance with the requirements set forth in the definition of “Immaterial Subsidiary”.

(ii) If at any time any Subsidiary designated as an Immaterial Subsidiary fails to meet any of the requirements applicable to Immaterial Subsidiaries set forth in the definition thereof or set forth in this Section 7.06(b), it will thereafter cease to be an Immaterial Subsidiary.

(iii) The Borrower will not permit the aggregate Consolidated Total Assets of all Immaterial Subsidiaries, or the aggregate Consolidated EBITDA of all Immaterial Subsidiaries, to exceed at any time the limits set forth in the definition of “Immaterial Subsidiary”.

(c) Unrestricted Subsidiaries.

(i) The Borrower may designate any Immaterial Subsidiary as an Unrestricted Subsidiary after the Closing Date by delivering to the Lender a certificate of a Responsible Officer of the Borrower, certifying that such designation complies with the conditions set forth in this Section 7.06(c). No Material Subsidiary may be designated as an Unrestricted Subsidiary, and at no time may any Material Subsidiary be an Unrestricted Subsidiary.

(ii) The Borrower may designate any Immaterial Subsidiary as an Unrestricted Subsidiary if immediately before and after such designation, no Default shall have occurred and be continuing.

(iii) The designation of an Immaterial Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in the Unrestricted Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s outstanding investment therein.

(iv) If at any time any Unrestricted Subsidiary becomes a Material Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary and will be a Restricted Subsidiary. Any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date.

(d) Neither the Borrower nor any Restricted Subsidiary may guaranty or otherwise become liable in respect of any Indebtedness or other obligations of, grant any Lien on any of its property to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary.

(e) No Unrestricted Subsidiary may, directly or indirectly, make any Investment in the Borrower or any Restricted Subsidiary

7.07 Mergers, Consolidations and Sales of All or Substantially All Assets. The Borrower agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), except for transactions permitted by Section 7.11 and except that if at the time thereof and immediately after giving effect hereto no Event of Default shall have occurred and be continuing then any Restricted Subsidiary may merge with (i) the Borrower in a transaction in which the Borrower is the surviving Person, (ii) any other Restricted Subsidiary or (iii) any other Person in connection with a Permitted Acquisition if the surviving Person is a Restricted Subsidiary; provided that (x) if the Borrower is a party to such merger or consolidation then the Borrower must be the surviving Person and (y) unless such merger or consolidation is permitted pursuant to Section 7.11, if a Wholly Owned Restricted Subsidiary is a party to such merger then a Wholly Owned Restricted Subsidiary must be the surviving Person.

7.08 Transactions with Affiliates. The Borrower agrees that it will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on fair and reasonable terms, (b) transactions between or among two or more of the Borrower and the Wholly Owned Restricted Subsidiaries not involving any other Affiliate, (c) investments in Unrestricted Subsidiaries permitted pursuant to Section 7.05(a)(ix) or (x), (d) transactions approved by the Conflicts Committee of the board of directors or equivalent governing body of the Borrower (or the equivalent successor body to such Conflicts Committee), (e) after the Lender Acquisition, joinders to Lender Funding Source Documents pursuant to Lender Funding Source Requirements and (f) any Restricted Payment permitted by Section 7.14.

7.09 Restrictive Agreements. The Borrower agrees that it will not, and will not permit any Material Subsidiary to, enter into any Contractual Obligation (other than this Agreement and other Loan Documents) that limits the ability of any Restricted Subsidiary (i) to make Restricted Payments to the Borrower or any Restricted Subsidiary, as applicable, (ii) to otherwise transfer property to the Borrower or any Restricted Subsidiary, or (iii) to Guarantee the Obligations, provided, however, that:

(a) clause (ii) of this Section 7.09 shall not prohibit restrictions or conditions imposed by an agreement related to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness;

(b) this Section 7.09 shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(c) clause (ii) of this Section 7.09 shall not prohibit customary provisions in leases and other contracts restricting the assignment or transfer thereof;

(d) clause (ii) of this Section 7.09 shall not prohibit customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures restricting the ability to pledge or otherwise transfer Equity Interests in such Joint Ventures;

(e) this Section 7.09 shall not apply to prohibitions, restrictions or conditions contained in, or existing by reason of, any agreement or instrument relating to any Indebtedness of any Restricted Subsidiary (and any Permitted Refinancing Indebtedness thereof) at the time such Restricted Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Restricted Subsidiary or became a Restricted Subsidiary and not created in contemplation thereof; and

(f) after the closing of the Lender Acquisition, this Section 7.09 shall not apply to Lender Funding Source Requirements in Lender Funding Source Documents.

7.10 ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

7.11 Dispositions of Property. The Borrower agrees that it will not, and will not permit any Restricted Subsidiary to, make any Disposition except:

(a) (i) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value and (ii) inventory which is sold in the ordinary course of business;

(b) Dispositions of property to the Borrower or to a Wholly Owned Restricted Subsidiary;

(c) Investments permitted pursuant to Section 7.05;

(d) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(e) Dispositions in the form of licenses, sublicenses, leases or subleases granted to others which do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(f) Dispositions of cash equivalents and Permitted Investments for fair market value;

(g) Dispositions resulting from Casualty Events, provided that the Net Cash Proceeds of such Dispositions are applied in accordance with the requirements of Section 2.03(b) to the extent required by such Section;

(h) Dispositions of assets acquired in a Permitted Acquisition to the extent determined by a Responsible Officer of the Borrower to be non-core, immaterial, or ancillary to the Borrower’s and its Restricted Subsidiaries’ midstream oil and gas business, provided that the Net Cash Proceeds of such Dispositions are applied in accordance with the requirements of Section 2.03(b) to the extent required by such Section; and

(i) any Disposition not otherwise permitted under this Section 7.11, provided that (i) at the time of such Disposition no Default exists or would result from such Disposition, (ii) the Net Cash Proceeds of such Disposition are applied in accordance with the requirements of Section 2.03(b) to the extent required by such Section, (iii) no less than 75% of the consideration received for such Disposition shall be cash, and (iv) the aggregate sales price of all Dispositions made by the Borrower and its Restricted Subsidiaries pursuant to this clause (i) during any fiscal year of the Borrower does not exceed ten percent (10%) of Consolidated Net Tangible Assets of the Borrower as of the last day of the previous fiscal year.

7.12 Swap Contracts. The Borrower agrees that it will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Contract, except (i) Swap Contracts entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or projected exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (ii) other Swap Contracts permitted under the risk management policies approved by the Board of Directors (or equivalent governing body) of the General Partner from time to time and not subjecting the Borrower or its Restricted Subsidiaries to material speculative risks.

7.13 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio to be less than 2.5 to 1.0 as of any Quarter-End Date (commencing with the first Quarter-End Date after the Closing Date).

(b) Total Leverage Ratio. Prior to consummation of a Qualified Notes Offering, the Borrower shall not permit the Consolidated Leverage Ratio to exceed 5.0 to 1.0 as of any Quarter-End Date (commencing with the first Quarter-End Date after the Closing Date), provided that if such Quarter-End Date is during an Acquisition Period, the Consolidated Leverage Ratio may not exceed 5.5 to 1.0 as of such Quarter-End Date. From and after consummation of a Qualified Notes Offering, the Borrower shall not permit the Consolidated Leverage Ratio to exceed 5.50 to 1.0 as of any Quarter-End Date.

(c) Senior Secured Leverage Ratio. From and after consummation of a Qualified Notes Offering, the Borrower shall not permit the Consolidated Senior Secured Leverage Ratio to exceed 3.5 to 1.0 as of any Quarter-End Date (commencing with the first Quarter-End Date after the Closing Date).

Notwithstanding the foregoing, the foregoing Financial Covenants shall terminate upon the closing of the Lender Acquisition.

7.14 Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Restricted Payments to the extent of the amount of “Available Cash” as defined in the Borrower’s Partnership Agreement in accordance with the terms of such Partnership Agreement;

(b) Restricted Payments in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Borrower (other than Disqualified Equity); and

(c) Any purchase, redemption or other acquisition (on a pro rata basis with respect to all of its Equity Interests) of Equity Interests issued by it with the proceeds received from the substantially concurrent issuance (other than to a Subsidiary) by it of new Equity Interests (other than Disqualified Equity);

provided that no Default has occurred and is continuing at the time of such declaration or at the time of such payment or would result therefrom.

7.15 Negative Pledge on Pipeline Real Property. The Borrower agrees that it will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on any portion of any Pipeline Real Property, other than Liens permitted by clauses (a), (d), (f), (h), (i) and (j) of the definition of Permitted Liens.

7.16 Modification, Terminations, etc. of Certain Other Indebtedness, Agreements and Organization Documents. The Borrower agrees that it will not, and will not permit any Restricted Subsidiary to:

(a) permit any waiver, supplement, modification, amendment, release, cancellation or termination (other than a termination at the end of a term) of any Material Agreement if the effect of such waiver, supplement, modification, amendment, release, cancellation or termination, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(b) permit any supplement, modification or amendment to any Organization Documents of the Borrower or any Restricted Subsidiary if such supplement, modification or amendment, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Lender; or

(c) make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Permitted Unsecured Indebtedness or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Unsecured Indebtedness, except for

(i) payments of regularly scheduled interest accrued thereon;

(ii) so long as no Default is continuing or would result therefrom, prepayments with the proceeds of any Permitted Refinancing Indebtedness in respect thereof; or

(iii) payments in an amount not to exceed the amount of net cash proceeds received by the Borrower from the issuance, after the Closing Date, of common Equity Interests, provided that each such payment is made within one hundred twenty (120) days of receipt of such proceeds;

provided that, no such prepayments shall be made with the proceeds of Loans.

7.17 Fiscal Year. The Borrower agrees that it will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year-end from December 31.

7.18 Certain Covenants Pertaining to Rendezvous Gas. Notwithstanding the provisions of Section 7.01, the Borrower agrees that it will not permit Rendezvous Gas to incur, assume or permit to exist any Indebtedness for borrowed money; provided that the restrictions in this Section 7.18 shall not apply at any time when Rendezvous Gas is a Wholly Owned Subsidiary.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) The Borrower fails to pay (i) any amount of principal of any Loan when and as required to be paid herein, or (ii) any other amount due and payable hereunder or under any other Loan Document on the third Business Day after the date such amount becomes due;

(b) The Borrower or fails to duly observe, perform or comply with any term, covenant or agreement contained in Sections 6.02(b), 6.02(c), 6.03(b), Section 6.05 (with respect to maintenance of existence of the Borrower and QEPM Gathering) or Article VII;

(c) The Borrower fails (other than as referred to in subsections (a) or (b) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days;

(d) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or in any document delivered in connection herewith shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(e) This Agreement or any other Loan Document is asserted to be or at any time ceases to be valid, binding and enforceable in any material respect as warranted in Section 5.05 for any reason other than its release or subordination by the Lender;

(f) (i) Any one or more of the Borrower or Restricted Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount;

(g) The Borrower or any of its Material Subsidiaries or the General Partner:

(i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or files an answer admitting the material allegations of a petition filed against it in any such proceeding; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(ii) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(iii) there is issued or levied any writ or warrant of attachment or execution or similar process against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;

(h) There is entered against any one or more of the Borrower or Restricted Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case,

(A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) Either (i) any failure to satisfy the minimum funding requirements of the Pension Funding Rules resulting in a liability in excess of the Threshold Amount exists with respect to any Pension Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any ERISA Event occurs with respect to any Pension Plan or any Multiemployer Plan and (A) with respect to a Pension Plan, the then current value of the accumulated benefit obligation of such Pension Plan exceeds the then current value of the assets of such Plan available for the payment of such benefit liabilities by more than the Threshold Amount, or (B) with respect to a Multiemployer Plan, the combined liability to such Multiemployer Plan is expected to be in excess of the Threshold Amount, or (C) in the case of an ERISA Event involving the withdrawal of a substantial employer from a Multiemployer Plan, the withdrawing employer’s proportionate share of such liability exceeds the Threshold Amount; or

(j) Any material provision of any Loan Document, at any time after execution and delivery thereof, shall for any reason (other than as expressly permitted hereunder or thereunder or the full and final payment of the Obligations (other than contingent Obligations for which no claim has been made), termination of the Commitment) cease to be valid and binding on the Borrower.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the commitment of the Lender to make Loans to be terminated, whereupon such commitment and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise all rights and remedies available to it and the Lender under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an Event of Default specified in subsections (g)(i) or (g)(ii) of Section 8.01 with respect to the Borrower, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.02), any amounts received on account of Obligations and all net proceeds from the enforcement of Obligations shall be applied by the Lender in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III);

(b) Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations;

(c) Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans;

(d) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

8.04 Conflict with Lender Funding Source Documents. Notwithstanding anything to the contrary contained herein, Lender hereby waives (i) Borrower’s compliance with any covenant or obligation hereunder which would result in an event of default under any Lender Funding Source Document upon and after the closing of the Lender Acquisition and (ii) any Event of Default by Borrower hereunder as a result of Borrower’s compliance with Lender Funding Source Documents or any Lender Funding Source Requirements upon and after the closing of the Lender Acquisition.

ARTICLE IX.

MISCELLANEOUS

9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone, shall be made to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other party hereto.

(d) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

9.03 No Waiver; Cumulative Remedies; Enforcement. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Lender), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. Except with respect to Taxes, which are addressed in Section 3.01 hereof, the Borrower shall indemnify the Lender and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv)

any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or Subsidiary, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of the Obligations.

9.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder to any Person, other than to an Affiliate of the Lender or at any time when an Event of Default shall have occurred and be continuing, without the prior written consent of the Borrower, and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.07 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Affiliates or Related Parties) to any swap, derivative or other agreement under which payments are to be made by reference to the Borrower or any Subsidiary and its or their obligations, this Agreement, or payments hereunder, (g) with the consent of the Borrower, (h) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereunder, or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided hereunder, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

9.08 Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or any Subsidiary, any such notice being waived by the Borrower (on its own behalf and on behalf of each Subsidiary) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such obligation. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted to the Lender by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document or other document or writing delivered in connection therewith by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.14 Governing Law.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BORROWER AND EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE BORROWER AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE BORROWER AND EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.15 Waiver of Right to Trial by Jury. THE BORROWER AND EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER AND EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (B) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.18 USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107,56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower shall, and shall cause their Subsidiaries to, promptly following a request by the Lender, provide such documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

9.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QEP MIDSTREAM PARTNERS, LP, as Borrower

By:	QEP MIDSTREAM PARTNERS GP, LLC, its general partner

By:	/s/ Richard J. Doleshek
	Name:	Richard J. Doleshek
	Title:	Executive Vice President and Chief
Financial Officer

Signature Page to the

QEP Midstream Partners, LP Credit Agreement

QEP FIELD SERVICES, LLC, as Lender

By:	/s/ Richard J. Doleshek
Name: Richard J. Doleshek
Title: Executive Vice President and Chief
Financial Officer

Signature Page to the

QEP Midstream Partners, LP Credit Agreement

SCHEDULE 1.1

•	Second Amended and Restated Credit Agreement dated as of December 2, 2014 among TLLP, each lender signatory thereto from time to time and Bank of America, N.A., as administrative agent;

•	Second Amended and Restated Guaranty executed by certain of the subsidiaries of TLLP, and all reaffirmations, supplements and joinders thereto;

•	Amended and Restated Security Agreement executed by certain of the subsidiaries of TLLP, and all reaffirmations, supplements and joinders thereto;

•	Tesoro Consent and Agreement among Tesoro Corporation, a Delaware corporation, certain subsidiaries of Tesoro Corporation, TLLP, certain subsidiaries of TLLP, and all reaffirmations, supplements and joinders thereto;

•	Indenture dated as of September 14, 2012, among TLLP and Tesoro Logistics Finance Corp., as issuers, Tesoro High Plains Pipeline Company LLC and Tesoro Logistics Operations LLC, as guarantors, and U.S. Bank National Association, as trustee, and the Note Guarantees (as defined therein).

•	First Supplemental Indenture, dated as of January 24, 2013, among TLLP, Tesoro Logistics Finance Corp., the guarantor named therein and U.S. Bank National Association, as trustee.

•	Indenture, dated as of August 1, 2013, among TLLP, Tesoro Logistics Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee.

•	Second Supplemental Indenture, dated as of December 9, 2013, among TLLP, Tesoro Logistics Finance Corp., the guarantor named therein and U.S. Bank National Association, as trustee.

•	First Supplemental Indenture, dated as of December 9, 2013, among TLLP, Tesoro Logistics Finance Corp., the guarantor named therein and U.S. Bank National Association, as trustee.

•	Third Supplemental Indenture, dated as of December 17, 2013, among TLLP, Tesoro Logistics Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee.

•	Fourth Supplemental Indenture, dated as of October 8, 2014, among TLLP, Tesoro Logistics Finance Corp., the guarantor named therein and U.S. Bank National Association, as trustee.

•	Second Supplemental Indenture, dated as of October 8, 2014, among TLLP, Tesoro Logistics Finance Corp., the guarantor named therein and U.S. Bank National Association, as trustee.

•	Indenture, dated as of October 29, 2014 among TLLP, Tesoro Logistics Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee.